Calculation of Filing Fee Tables
S-8
CITIZENS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, no par value	457(a)	3,000,000	$ 5.56	$ 16,680,000.00	0.0001381	$ 2,303.51
Total Offering Amounts:						$ 16,680,000.00		$ 2,303.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,303.51
Offering Note
[1]	(1) The "Amount Registered" represents 3,000,000 shares of Class A Common Stock reserved for issuance under the Citizens, Inc. Amended and Restated Omnibus Incentive Plan, effective as of June 16, 2026. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act") the number of shares of the Registrants common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions. (2) The "Proposed Maximum Offering Price Per Unit" and the "Maximum Aggregate Offering Price" are estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based on a price of $5.56 per share, which price is an average of the high and low prices of Citizens Class A Common Stock as reported on the New York Stock Exchange on June 12, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources